Exhibit 99.1

American Eagle Outfitters Reports November Sales Of $270.6 Million

Same Store Sales Decrease 2%

Provides Fourth Quarter EPS Guidance

Pittsburgh - December 3, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended November 28, 2009 decreased 1% to $270.6 million, compared to $272.8 million for the four weeks ended November 29, 2008.  Comparable store sales decreased 2% for the month, compared to an 11% decrease for the same period last year.

Although store traffic remained choppy throughout November, customers responded well to the holiday assortment, leading to the company's best-ever November conversion rate. Sales results over Thanksgiving weekend were positive, delivering a comparable stores sales increase of 3% on reduced promotional activity.

Total sales for the 43 week year-to-date period ended November 28, 2009 decreased 3% to $2.289 billion, compared to $2.356 billion for the 43 weeks ended November 29, 2008. Comparable store sales decreased 7% for the year-to-date period compared to an 8% decline for the same period last year.

Regarding the fourth quarter outlook, the company is comfortable with its inventory position, with increases focused in strong performing businesses, including denim and woven shirts. The company is providing fourth quarter earnings guidance of $0.29 to $0.32 per diluted share. This guidance excludes any potential investment security or store impairment charges. This compares to non-GAAP earnings of $0.19 per diluted share last year, which excluded impairment charges of $0.03 per diluted share related to stores and investment securities.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
13 Weeks Ended
January 31, 2009

Diluted EPS on a GAAP basis	$0.16
Add back: Impact of other-than-temporary impairment charge related to investment securities
0.01
Add back: Impact of store impairment	0.02
Non-GAAP Diluted EPS	$0.19

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 952 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides clothing and accessories for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300